Capital Bancorp Reports First Quarter 2020 Net Income of $2.9 million

•	Net Interest Margin of 5.16% with stable commercial loan yields

•	Increased Noninterest Bearing Deposits by $71.6 million from prior quarter to 27.9% of total deposits

•	Record 43 thousand OpenSky® Credit Cards opened

•	Robust capital with a Common Equity Tier 1 ratio of 12.19% and conservative credit provisions increasing the Allowance for Loan Losses to Total Loans to 1.31%
Rockville, Maryland, April 30, 2020 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), the holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $2.9 million, or $0.21 per diluted share, for the first quarter of 2020. By comparison, net income was $3.3 million, or $0.24 per diluted share, for the first quarter of 2019. Return on average assets was 0.84%, for the first quarter of 2020, compared to 1.22% for the same period in 2019, and return on average equity was 8.59% for the first quarter of 2020, compared to 11.39% for the same period in 2019. The decrease in net income was primarily due to a COVID-19 related $2.2 million increase in the provision for loan losses.
"When the impact of the COVID-19 pandemic began to emerge, Capital Bank took immediate action to protect our employees and serve and support our clients." said Ed Barry, CEO of Capital Bancorp. "Due to our on-going strategic initiatives and investments in technology, 94% of our employees have transitioned to a remote work environment with minimal disruption to our business operations and client service. We have closed some branches and are operating at reduced hours at others to ensure employee and client safety. We are assisting our clients who are experiencing financial stress by providing loan modifications and deferrals and by actively participating in the Paycheck Protection Program. While no one anticipated this event and its impact is hard to predict, Capital Bank is committed to demonstrating the value of relationship banking to its clients."
Mr. Barry continued, "Our financial performance in the first quarter was solid with a net interest margin of 5.16% and net interest income of $17.7 million, which is an almost 20% increase from the first quarter of 2019. Our Net Income of $2.9 million was adversely impacted by a $2.4 million provision for loan losses that was primarily related to the COVID-19 pandemic. We had strong growth in non-interest bearing deposits, mortgage originations, and credit cards and entered this period of uncertainty with ample capital and solid credit."

The CARES Act
The CARES Act, enacted March 27, 2020 in response to the COVID-19 pandemic, included provisions designed to provide relief to individuals and businesses. This legislation created the $349 billion Paycheck Protection Program ("PPP"). The principal and interest of PPP loans is guaranteed by the

Small Business Administration ("SBA"). PPP covered loans also afford borrowers forgiveness of the principal and interest of the covered loan if the proceeds are used primarily to retain workers and pay other qualified business expenses. As an SBA lender, the Bank is actively participating in the PPP and we are working hard to meet the needs of our customers and community, processing as many eligible applications as soon as possible. Approximately, one third of the applications were to businesses with no existing relationships with the bank. Our swift response and attention has garnered national attention.
2020 Highlights

•
Borrower Support and SBA Paycheck Protection Program - As of April 24, 2020, Capital Bank has received and is processing requests for modifications on 229 loans with $150.8 million in principal balances outstanding. In the OpenSky® Secured Credit Card business, we launched a relief program in March 2020 for affected customers requesting assistance. The program provides for payment deferral and relief without impacting our customers' credit history. As of April 22, 2020, 1,648 customers or 0.67% of total customers, representing $559 thousand in balances outstanding, had taken advantage of the program.

Capital Bank is serving as a participating lender in the SBA's Paycheck Protection Program with approvals for 597 PPP applications totaling $172.6 million from the initial funding of the program. As of April 24, 2020, Capital Bank has received and is processing requests for modifications on 229 loans with $150.8 million in principal balances outstanding.

•
Net Income Impacted by Elevated Loan Loss Provision - First quarter 2020 net income decreased to $2.9 million which is an 11.6% decrease from first quarter 2019 net income of $3.3 million. The decrease was primarily the result of a $2.2 million increase in the provision for loan losses which was due to the economic impact of COVID-19.

•
Net Interest Margin and Net Interest Income Supported by Loan Floors - Net Interest Margin decreased 17 basis points on a linked-quarter basis to 5.16% as rate floors on loans limited the impact of a 150bps Federal Funds Rate decrease to a 1bps decrease in loan yields excluding credit cards. First quarter 2020 Net Interest Income increased $2.9 million, or 20.0%, from the first quarter of 2019 due to increases in average loan balances of $175.6 million or 17.6%.

•
Strong Yearly Loan Growth - Loans increased $179.7 million, or 17.8%, from March 31, 2019 to March 31, 2020. The largest increases occurred in commercial and construction real estate, with each category increasing by approximately 29.7%. During the quarter ended March 31, 2020, total loans increased by $16.7 million, or 1.4%, to $1.19 billion compared to $1.17 billion at December 31, 2019. Commercial real estate loans grew by $12.5 million, or 3.6%, and construction real estate loans increased $5.3 million, or 2.7%.

•
Improved Deposit Mix and Growth of Non-Interest Bearing Deposits - Noninterest bearing and money market deposits increased as a percentage of total deposits from last quarter to the current quarter by 16.2% as the Company's strategic initiative to improve the deposit portfolio mix by decreasing reliance on wholesale, internet and other non-core time deposits gained momentum. Noninterest bearing deposits increased by $71.6 million, or 24.6%, during the quarter ended March 31, 2020 while money market deposits increased by $44.9 million, or 10.5%, over the same period.

•
Record Number of OpenSky® Credit Card Accounts Opened - At March 31, 2020, OpenSky® accounts totaled 244 thousand driven by new credit card originations of 43 thousand, a new quarterly record. Year over year account production increased 24% and card loan balances increased $9.5 million, or 29%.

On a linked-quarter basis, card balances, which typically lag new card production and exhibit seasonal first-quarter declines, decreased to $41.9 million from $46.4 million, while the related deposit account balances increased 8% to $84.7 million.

•
Robust Mortgage Business - In the three month period ended March 31, 2020, $180.4 million of mortgage loans were originated for sale compared to $74.1 million in the three months ended March 31, 2019. Gain on sale revenue for the first quarter of 2020 was $4.0 million or 2.2%, compared to $2.4 million or 3.2% for the same period 2019. The first quarter decline in the gain on sale margin was largely attributable to market disruption in the national secondary mortgage market.

•
Stable Asset Quality - Non-performing assets at March 31, 2020 were $9.2 million compared to $7.1 million at December 31, 2019, an increase of $2.1 million. Non-performing assets as a percentage of total assets increased to 0.61% at March 31, 2020, compared to 0.50% at December 31, 2019 primarily as a result of settlement and judicial delays resulting from the COVID-19 crisis that precluded liquidation of collateral by both the Company and its borrowers.

As of March 31, 2020, Capital Bank had 78 loans outstanding to the hospitality and food service industries totaling $59.0 million or 5.1% of the portfolio.

•	Fifty-one of these borrowers, with loans totaling $49.3 million, have received payment deferrals and 26 borrowers have received PPP loans totaling $6.9 million.

•	$8.1 million of the outstanding loans in the hospitality and food service industries have pre-existing SBA 7(a) guarantees amounting to $5.9 million.

•	$26.6 million of hospitality loans are secured by real estate with a weighted average LTV of 65%.
As of March 31, 2020, Capital Bank had 47 loans outstanding to retail business totaling $35.1 million, or 2.9%, of the loan portfolio.

•	Six of these borrowers, with loans totaling $3.6 million, have received payment deferrals.

•	Ten borrowers have received PPP loans totaling $1.6 million.

•	$29.8 million of retail loans are secured by commercial real estate with a weighted average LTV of 55%.
The Company has negligible exposure to the energy sector, shared national credits or leveraged lending. The duration and severity of the pandemic will likely result in future credit challenges in these and other business sectors.

•
Common Equity Tier 1 ratio of 12.2% and ALLL to Total Loans of 1.31% - The Company has above-average levels of capital and has taken conservative measures to navigate COVID-19 related disruptions, including taking higher levels than normal of loan loss provisions and maintaining higher than normal levels of liquidity on the balance sheet.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited

	Quarters Ended			Quarters Ended
	March 31,	December 31,	1Q20 vs. 4Q19	September 30,	June 30,	March 31,	1Q20 vs. 1Q19
(in thousands except per share data)	2020	2019	Change	2019	2019	2019	Change
Earnings Summary
Interest income	$21,744	$22,393	(2.9)%	$22,354	$20,289	$18,318	18.7%
Interest expense	4,057	4,339	(6.5)%	4,170	3,758	3,574	13.5%
Net interest income	17,687	18,054	(2.0)%	18,184	16,531	14,744	20.0%
Provision for loan losses	2,409	921	161.6%	1,071	677	121	1,890.9%
Noninterest income	6,579	7,278	(9.6)%	7,221	5,927	4,092	60.8%
Noninterest expense	17,843	17,757	0.5%	18,228	16,210	14,330	24.5%
Income before income taxes	4,014	6,654	(39.7)%	6,105	5,570	4,385	(8.5)%
Income tax expense	1,080	1,581	(31.7)%	1,625	1,548	1,066	1.3%
Net income	$2,934	$5,073	(42.2)%	$4,480	$4,022	$3,319	(11.6)%

Weighted average common shares - Basic	13,876	13,790	0.6%	13,728	13,719	13,702	1.3%
Weighted average common shares - Diluted	14,076	14,091	(0.1)%	13,986	13,914	13,878	1.4%
Earnings per share - Basic	$0.21	$0.37	(42.5)%	$0.33	$0.30	$0.24	(12.5)%
Earnings per share - Diluted	$0.21	$0.36	(42.1)%	$0.32	$0.29	$0.24	(12.5)%
Return on average assets	0.84%	1.48%	(43.2)%	1.42%	1.39%	1.22%	(31.1)%
Return on average equity	8.59%	15.32%	(43.9)%	14.04%	13.23%	11.39%	(24.6)%

	Quarter Ended			Quarters Ended
	March 31,	December 31,	1Q20 vs. 4Q19	September 30,	June 30,	March 31,	1Q20 vs. 1Q19
(in thousands except per share data)	2020	2019	Change	2019	2019	2019	Change
Balance Sheet Highlights
Assets	$1,507,847	$1,428,495	5.6%	$1,311,406	$1,234,157	$1,123,752	34.2%
Investment securities available for sale	59,524	60,828	(2.1)%	37,073	39,157	46,080	29.2%
Mortgage loans held for sale	73,955	71,030	4.1%	68,982	47,744	21,630	241.9%
Loans receivable (1)	1,187,798	1,171,121	1.4%	1,140,310	1,056,292	1,007,928	17.8%
Allowance for loan losses	15,513	13,301	16.6%	12,808	11,913	11,347	36.7%
Deposits	1,302,913	1,225,421	6.3%	1,112,444	1,037,004	967,722	34.6%
Borrowings and repurchase agreements	28,889	32,222	(10.3)%	35,556	38,889	3,010	859.8%
Subordinated debentures	15,430	15,423	—%	15,416	15,409	15,401	0.2%
Total stockholders' equity	136,080	133,331	2.1%	127,829	123,118	118,550	14.8%
Tangible common equity	136,080	133,331	2.1%	127,829	123,118	118,550	14.8%

Common shares outstanding	13,817	13,895	(0.6)%	13,783	13,719	13,713	0.8%
Tangible book value per share	$9.85	$9.60	2.6%	$9.27	$8.97	$8.65	13.9%
______________
(1) Loans are reflected net of deferred fees and costs.

Operating Results - Three Months Ended March 31, 2020 compared to Three Months Ended March 31, 2019
For the three months ended March 31, 2020, net interest income increased $2.9 million (20.0 percent) to $17.7 million from $14.7 million for the same period in 2019 due to a $283.4 million (25.9 percent) increase in average interest-earning assets. Reflective of the decreasing interest rate environment beginning in the third quarter of 2019, net interest margin decreased 30 basis points to 5.16% for the three months ended March 31, 2020 from 5.46% for the year earlier period. For the three months ended March 31, 2020, the average yield on interest earning assets decreased by 44 basis points. For the three months ended March 31, 2020, average loans increased, $175.6 million (17.6 percent) to $1.2 billion from $1.0 billion for the same period of 2019. Period over period average interest-bearing liabilities increased $200.3 million (26.9 percent), while the average cost decreased 22 basis points to 1.73% from 1.95%.
For the quarter ended March 31, 2020, the COVID-19 pandemic related deterioration in the macro-economic environment resulted in an additional provision for loan losses of $2.2 million. In addition to this change, the provision for loan losses increased $189 thousand driven by loan growth, resulting in total provision for loan losses of $2.4 million during March 31, 2020 compared to $121 thousand during March 31, 2019. Net charge-offs for the first quarter of 2020 were $197 thousand or 0.07% of average loans, annualized, compared to $82 thousand, or 0.03% of average loans, annualized, for the first quarter of 2019. The increase in net charge-offs for the quarter was primarily due to an increase of $86 thousand of credit card charge-offs and one commercial loan in the amount of $26 thousand.
For the quarter ending March 31, 2020, noninterest income was $6.6 million, an increase of $2.5 million (60.8 percent) from $4.1 million in the prior year quarter. The increase was driven by significant growth in credit card fees and mortgage banking revenues.
On higher levels of revenue, the Company experienced a decrease in the efficiency ratio for the three months ended March 31, 2020 to 73.5 percent compared 76.1 percent for the three months ended March 31, 2019. The improvements in the efficiency ratio reflects the Company's ability to leverage its operating costs.
Noninterest expense was $17.8 million and $14.3 million for the three months ended March 31, 2020 and 2019, respectively, an increase of $3.5 million (24.5 percent). The increase was driven primarily by a $1.7 million (24.6 percent) increase in salaries and benefits period over period. Included in salaries and benefits are commissions paid on mortgage originations which increased from $682 thousand to $1.0 million (53.1 percent) reflective of higher levels of mortgage originations. Additionally, the organic growth of the Company resulted in a 12.1% increase in employees to 240 at March 31, 2020, up from 214 at March 31, 2019. The majority of the increase was driven by the growth of 24 new employees in the revenue producing teams of the commercial banking and mortgage banking divisions. In addition, there was an increase of $804 thousand in data processing expense reflecting the higher volume of open credit cards and higher loan and deposit balances during the period. In the three month period ended March 31, 2020, $180.4 million of mortgage loans were originated for sale compared to $74.1 million in the three months ended March 31, 2019. There were no significant COVID-19 related noninterest expenses recorded during the quarter ended March 31, 2020.
Financial Condition - Three Months Ended March 31, 2020 compared to Three Months Ended March 31, 2019
Total assets at March 31, 2020 were $1.51 billion, up 34.2 percent as compared to $1.12 billion at March 31, 2019. Loans, excluding mortgage loans held for sale, were $1.19 billion as of March 31, 2020, compared to $1.01 billion at March 31, 2019, an increase of 17.8 percent.
Deposits were at March 31, 2020 were $1.30 billion, compared to $967.7 million at March 31, 2019, an increase of 34.6 percent.
Due to the deterioration in the macro-economic environment as a result of the impact of the COVID-19 pandemic, the Company has provided an additional $2.2 million to the allowance for loan losses in addition to $189 thousand for organic growth for a total provision of $2.4 million. Our allowance for loan losses was $15.5 million, or 1.3 percent of loans at March 31, 2020, which provided approximately 268 percent coverage of nonperforming loans at such date, compared to $11.3 million, or 1.1 percent, of loans, and approximately 163% coverage of nonperforming loans at March 31, 2019. Nonperforming assets were $9.2 million, or 0.61% of total assets as of March 31, 2020, up from $7.1 million, or 0.63% of total assets at March 31, 2019. Of the $9.2 million in total nonperforming assets as of March 31, 2020, nonperforming loans represented $5.8 million and OREO totaled $3.4 million. Included in nonperforming loans at March 31, 2020 are troubled debt restructurings of $454 thousand.
Stockholders’ equity totaled $136.1 million as of March 31, 2020, compared to $133.3 million at December 31, 2019 and $118.6 million at March 31, 2019. Stockholders' equity at March 31, 2020 increased $17.5 million (14.8 percent) compared to the level at March 31, 2019. This increase was primarily attributable to earnings and net proceeds from the exercise of stock options. Shares repurchased and retired in 2020 as part of the Company's stock repurchase program totaled 112,134 shares at a weighted average price of $11.41, for a total cost of $1.3 million including commissions. As of March 31, 2020, the Bank's capital ratios continued to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended March 31,
(in thousands)	2020	2019
Interest income
Loans, including fees	$21,074	$17,844
Investment securities available for sale	340	259
Federal funds sold and other	330	215
Total interest income	21,744	18,318

Interest expense
Deposits	3,613	3,243
Borrowed funds	444	331
Total interest expense	4,057	3,574

Net interest income	17,687	14,744
Provision for loan losses	2,409	121
Net interest income after provision for loan losses	15,278	14,623

Noninterest income
Service charges on deposits	149	98
Credit card fees	2,008	1,492
Mortgage banking revenue	4,017	2,376
Other fees and charges	405	126
Total noninterest income	6,579	4,092

Noninterest expenses
Salaries and employee benefits	8,457	6,787
Occupancy and equipment	1,178	1,094
Professional fees	770	619
Data processing	4,117	3,313
Advertising	636	443
Loan processing	447	305
Other real estate expenses, net	45	22
Other operating	2,193	1,747
Total noninterest expenses	17,843	14,330
Income before income taxes	4,014	4,385
Income tax expense	1,080	1,066
Net income	$2,934	$3,319

Consolidated Balance Sheets
(in thousands except share data)	(unaudited) March 31, 2020	December 31, 2019
Assets
Cash and due from banks	$9,578	$10,530
Interest bearing deposits at other financial institutions	164,314	102,447
Federal funds sold	979	1,847
Total cash and cash equivalents	174,871	114,824
Investment securities available for sale	59,524	60,828
Restricted investments	4,274	3,966
Loans held for sale	73,955	71,030
Loans receivable, net of allowance for loan losses of $15,513 and $13,301 at March 31, 2020 and December 31, 2019, respectively	1,172,285	1,157,820
Premises and equipment, net	5,641	6,092
Accrued interest receivable	5,052	4,770
Deferred income taxes	3,979	4,263
Other real estate owned	3,401	2,384
Other assets	4,865	2,518
Total assets	$1,507,847	$1,428,495

Liabilities
Deposits
Noninterest bearing	$363,423	$291,777
Interest bearing	939,490	933,644
Total deposits	1,302,913	1,225,421
Federal Home Loan Bank advances	28,889	32,222
Other borrowed funds	15,430	15,423
Accrued interest payable	1,678	1,801
Other liabilities	22,857	20,297
Total liabilities	1,371,767	1,295,164

Stockholders' equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding at March 31, 2020 and December 31, 2019	—	—
Common stock, $.01 par value; 49,000,000 shares authorized; 13,816,723 and 13,894,842 issued and outstanding at March 31, 2020 and December 31, 2019 , respectively	138	139
Additional paid-in capital	50,786	51,561
Retained earnings	84,389	81,618
Accumulated other comprehensive income	767	13
Total stockholders' equity	136,080	133,331
Total liabilities and stockholders' equity	$1,507,847	$1,428,495

The following table shows the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended March 31,
	2020			2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$96,622	$259	1.08%	$31,145	$164	2.13%
Federal funds sold	1,068	3	1.26%	1,624	1	0.21%
Investment securities available for sale	60,396	340	2.27%	46,512	259	2.26%
Restricted stock	3,918	67	6.87%	2,739	50	7.47%
Loans held for sale	42,105	366	3.49%	14,290	351	9.97%
Loans(2) (3)	1,175,090	20,709	7.09%	999,500	17,493	7.10%
Total interest earning assets	1,379,199	21,744	6.34%	1,095,810	18,318	6.78%
Noninterest earning assets	18,099			12,162
Total assets	$1,397,298			$1,107,972

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$143,875	228	0.64%	$78,027	78	0.41%
Savings	4,409	3	0.30%	3,341	3	0.36%
Money market accounts	446,928	1,687	1.52%	317,007	1,314	1.68%
Time deposits	304,053	1,695	2.24%	320,446	1,848	2.34%
Borrowed funds	45,757	444	3.90%	25,918	331	5.18%
Total interest bearing liabilities	945,022	4,057	1.73%	744,739	3,574	1.95%
Noninterest bearing liabilities:
Noninterest bearing liabilities	19,835			11,689
Noninterest bearing deposits	295,060			233,379
Stockholders’ equity	137,381			118,165
Total liabilities and stockholders’ equity	$1,397,298			$1,107,972

Net interest spread(4)			4.61%			4.83%
Net interest income		$17,687			$14,744
Net interest margin(5)			5.16%			5.46%
Net interest margin excluding credit cards			3.96%			4.30%
_______________

(1)	Annualized.

(2)	Includes nonaccrual loans.

(3)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Earnings:
Net income	$2,934	$5,073	$4,480	$4,022	$3,320
Earnings per common share, diluted	0.21	0.36	0.32	0.29	0.24
Net interest margin	5.16%	5.33%	5.83%	5.79%	5.46%
Net interest margin, excluding credit cards	3.96%	4.02%	4.37%	4.37%	4.30%
Return on average assets(1)	0.84%	1.48%	1.42%	1.39%	1.22%
Return on average equity(1)	8.59%	15.32%	14.04%	13.23%	11.39%
Efficiency ratio	73.53%	70.10%	71.75%	72.18%	76.08%
Balance Sheet:
Loans(2)	$1,187,798	$1,171,121	$1,140,310	$1,056,292	$1,007,928
Deposits	1,302,913	1,225,421	1,112,444	1,037,004	967,722
Total assets	1,507,847	1,428,495	1,311,406	1,234,157	1,123,752
Asset Quality Ratios:
Nonperforming assets to total assets	0.61%	0.50%	0.51%	0.57%	0.63%
Nonperforming loans to total loans	0.49%	0.40%	0.57%	0.65%	0.69%
Net charge-offs to average loans (YTD annualized)	0.07%	0.10%	0.04%	0.02%	0.03%
Allowance for loan losses to total loans	1.31%	1.14%	1.12%	1.13%	1.13%
Allowance for loan losses to non-performing loans	268.13%	281.80%	195.76%	174.05%	162.51%
Bank Capital Ratios:
Total risk based capital ratio	12.18%	11.98%	11.44%	11.90%	12.23%
Tier 1 risk based capital ratio	10.93%	10.73%	10.19%	10.65%	10.98%
Leverage ratio	8.61%	8.65%	8.60%	8.91%	9.05%
Common equity Tier 1 ratio	10.93%	10.73%	10.19%	10.65%	10.98%
Tangible common equity	8.03%	8.21%	8.21%	8.40%	8.93%
Holding Company Capital Ratios:
Total risk based capital ratio	13.63%	13.56%	13.47%	14.01%	14.33%
Tier 1 risk based capital ratio	12.38%	12.31%	12.21%	12.76%	13.08%
Leverage ratio	9.83%	9.96%	10.37%	10.76%	10.92%
Common equity Tier 1 ratio	12.19%	12.12%	12.02%	12.55%	12.86%
Tangible common equity	11.08%	10.71%	10.26%	10.02%	9.48%
Composition of Loans:
Residential real estate	$430,870	$427,926	$443,961	$426,887	$421,346
Commercial real estate	360,601	348,091	339,448	297,891	277,905
Construction real estate	204,047	198,702	182,224	169,225	157,338
Commercial and industrial	151,551	151,109	132,935	124,436	120,191
Credit card	41,881	46,412	44,058	40,141	32,359
Other	1,103	1,285	1,148	1,015	1,195
Composition of Deposits:
Non interest bearing	$363,423	$291,777	$293,378	$279,484	$262,235
Interest bearing demand	175,924	174,166	186,422	129,199	85,969
Savings	4,290	3,675	3,994	3,572	3,595
Money Markets	473,958	429,078	313,131	347,701	320,114
Time Deposits	285,318	326,725	315,519	277,048	295,809
Capital Bank Home Loan Metrics:
Origination of loans held for sale	$180,421	$185,739	$197,754	$134,409	$74,128
Proceeds from loans held for sale, net of gains	177,496	183,691	171,880	105,418	71,693
Gain on sale of loans	4,017	4,964	4,900	3,715	2,375
Purchase volume as a % of originations	32.79%	28.95%	44.02%	79.07%	78.42%
Gain on sale as a % of loans sold(3)	2.21%	2.63%	2.77%	3.40%	3.21%
OpenSky Credit Card Portfolio Metrics:
Total active customer accounts	244,024	223,379	221,913	211,408	187,423
Total loans	$41,881	$46,412	$44,058	$40,141	$32,359
Total deposits at the Bank	$84,689	$78,223	$77,689	$73,666	$65,808
_______________

(1)	Annualized.

(2)	Loans are reflected net of deferred fees and costs.

(3)	Gain on sale percentage is calculated as gain on sale of loans divided by the sum of gain on sale of loans and proceeds from loans held for sale, net of gains.

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the eighth largest bank headquartered in Maryland. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $1.5 billion at March 31, 2020 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. For details on factors that could affect these expectations, see risk factors and other cautionary language included in the Company's Annual Report on Form 10-K and other periodic and current reports filed with the Securities and Exchange Commission.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and Federal Deposit Insurance Corporation premiums may increase if the agency experience additional resolution costs.

These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com